Registration No. 333-______
As filed with the Securities and Exchange Commission on May 4, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
IMATION CORP.
(Exact name of registrant as specified in its charter)

Delaware	41-1838504
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
1 Imation Way
Oakdale, MN 55128
(Address of principal executive offices,
including zip code)
IMATION CORP. 2011 STOCK INCENTIVE PLAN
(Full title of the plan)
Paul R. Zeller
Senior Vice President and Chief Financial Officer
Imation Corp.
1 Imation Way
Oakdale, Minnesota 55128
(651) 704-4000
(Name, address and telephone number,
including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed maximum
	Amount	offering price per	aggregate offering	Amount of
Title of securities to be registered	to be registered(1)	share(2)	price(2)	registration fee
Common Stock, par value $0.01 per share(3)	4,500,000 shares	$10.11	$45,495,000	$5,282

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Imation Corp. common stock that may be granted under the Imation Corp. 2011 Stock Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of Imation Corp. common stock as reported by the New York Stock Exchange on April 28, 2011.

(3)	Includes preferred stock purchase rights, which rights are attached to and trade with the Imation Corp. common stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Imation Corp. (“we,” “us,” “our” or “Imation”), are incorporated by reference in this registration statement:
(a)	Our Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	Our Current Reports on Form 8-K filed on January 18, 2011, January 27, 2011 and February 1, 2011 (except for Item 2.02 thereof); and

(c)	The description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     Article Fourteenth of our Restated Certificate of Incorporation provides that the liability of our directors to Imation or any of our stockholders for monetary damages for a breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Delaware General Corporation Law.
     Article XII of our Amended and Restated Bylaws provides that we shall indemnify, to the full extent authorized or permitted by law, any person made or threatened to be made a party, witness or participant in or to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was our director, officer or employee or serves or served at the request of Imation any other enterprise as a director, officer or employee. Expenses incurred by any such person in defending any such action, suit or proceeding or as a witness or participant will be paid or reimbursed by us promptly upon receipt by us of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by us.
     We have entered into individual indemnity agreements with each of our directors pursuant to which we have agreed to indemnify each of our directors for expenses and damages in connection with claims against each director in connection with the director’s service to Imation to the full extent authorized or permitted by the Delaware General Corporation Law, as amended from time to time, and our Amended and Restated Bylaws.
     We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers Imation for reimbursement of payments to directors and officers in respect of such liabilities and expenses.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
4.1	Restated Certificate of Incorporation of Imation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form 10, No. 1-14310).

4.2	Amended and Restated Bylaws of Imation, effective May 5, 2010 (incorporated by reference to Exhibit 3.1 of Imation’s Form 8-K Current Report filed on May 7, 2010).

4.3	Rights Agreement between Imation and The Bank of New York, as Rights Agent, dated as of June 21, 2006 (incorporated by reference to Exhibit 4.1 to Imation’s Registration Statement on Form 8-A filed on June 23, 2006).

4.4	First Amendment to Rights Agreement, dated as of July 30, 2007 (incorporated by reference to Exhibit 4.3 to Imation’s Registration Statement on Form 8-A/A filed on August 1, 2007).

4.5	Second Amendment to Rights Agreement, dated as of November 12, 2010 (incorporated by reference to Exhibit 4.4 to Imation’s Registration Statement on Form 8-A/A filed on November 12, 2010).

4.6	Amended and Restated Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to Imation’s Registration Statement on Form 8-A filed on June 23, 2006).

4.7	Imation Corp. 2011 Stock Incentive Plan (effective May 4, 2011).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakdale, State of Minnesota, on May 4, 2011.

IMATION CORP.
By:	/s/ Mark E. Lucas
Mark E. Lucas
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2011.

Signature	Title

/s/ Mark E. Lucas Mark E. Lucas	President, Chief Executive Officer and Director (principal executive officer)

/s/ Paul R. Zeller Paul R. Zeller	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Scott J. Robinson Scott J. Robinson	Vice President, Corporate Controller and Chief Accounting Officer (principal accounting officer)

*	Director
David P. Berg

*	Director
Charles A. Haggerty

*	Director
Ronald T. LeMay

*	Director
Raymond Leung

*	Director
L. White Matthews, III

*	Director
Trudy A. Rautio

Signature	Title

*	Director
Glen A. Taylor

*	Director
Daryl J. White

*By:	/s/ John L. Sullivan
John L. Sullivan
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of Imation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form 10, No. 1-14310).

4.2	Amended and Restated Bylaws of Imation, effective May 5, 2010 (incorporated by reference to Exhibit 3.1 of Imation’s Form 8-K Current Report filed on May 7, 2010).

4.3
Rights Agreement between Imation and The Bank of New York, as Rights Agent, dated as of June 21, 2006 (incorporated by reference to Exhibit 4.1 to Imation’s Registration Statement on Form 8-A filed on June 23, 2006).

4.4	First Amendment to Rights Agreement, dated as of July 30, 2007 (incorporated by reference to Exhibit 4.3 to Imation’s Registration Statement on Form 8-A/A filed on August 1, 2007).

4.5	Second Amendment to Rights Agreement, dated as of November 12, 2010 (incorporated by reference to Exhibit 4.4 to Imation’s Registration Statement on Form 8-A/A filed on November 12, 2010).

4.6
Amended and Restated Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to Imation’s Registration Statement on Form 8-A filed on June 23, 2006).

4.7	Imation Corp. 2011 Stock Incentive Plan (effective May 4, 2011).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.